Exhibit 10.21

Demandware FY2011 Sales Compensation Plan

Demandware, Inc. Confidential

Internal Use Only

Sales Compensation Plan, 2011

2011 Sales Compensation Plan

1 OVERVIEW

This Sales Compensation Plan (“Plan”) for Demandware, Inc. (“Demandware” or the “Company”) is established to provide equitable and financially attractive earnings opportunities for Salespersons who contribute to Demandware’s goals of increased presence in the marketplace and increased sales revenue. This Plan is effective for the period January 1, 2011 through December 31, 2011 unless modified via written addendum during this period by the Executive Vice President Field Operations (the “EVP Field Ops”). These goals are advanced by:

•	Establishing business with new and existing customers;

•	Achieving the company’s monthly, quarterly and annual bookings and revenue objectives;

•	Maximizing the Gross Merchandise Value (“GMV”) of new and existing customers, as well as the GMV percentage payable to the Company by new and existing customers; and

•	Increasing the Company’s market share of targeted industry segments and industry sales.

2 GENERAL PROVISIONS

2.1 Plan Eligibility: The Plan applies to all direct Salespersons employed by Demandware on a full-time basis during 2011 in the sales organization. In addition to the Plan, each Salesperson will receive a Compensation Plan Summary (“CPS”) that contains information specific to her/his particular sales position (for example, her/his annual base salary, quotas, etc.).

2.2 Plan Administration: Demandware reserves the right, in its sole discretion at any time, to amend, alter or terminate the Plan by written notice to Salespersons. Note that this Plan can only be modified by the Company’s Chief Executive Officer (“CEO), Chief Financial Officer (“CFO”) and the EVP Field Ops and that any such modification must be in writing — the Plan cannot be verbally modified by anyone. CPS details may be modified and approved by the EVP Field Ops and CFO, but again only in writing.

2.3 Interpretation of the Plan: Interpretation of the Plan will be done exclusively by the EVP Field Ops and the CFO. Circumstances not specifically covered by the Plan will require the joint approval of the EVP Field Ops and the CFO. The Plan shall not be construed to imply a contract of employment between Demandware and the Salesperson and nothing in this Plan shall be construed as altering the fact that the employment relationship between a Salesperson and the Company is one of employment at will.

2.4 Confidentiality: The terms and conditions of this Plan and each individual CPS are Demandware confidential information and may not be disclosed by the Salesperson.

3 SALES PROCESSES AND DEAL MANAGEMENT

Effective and timely deal management is essential in our selling process. It is expected that each Salesperson will use at least the key tools and processes made available by Demandware specifically including the following:

•

Use of Salesforce.com: It is expected that the Salesperson will keep the required information, as outlined below, updated in salesforce.com on a daily basis. Please note that such reporting requirements may be changed from time to time and will be communicated to the Salesperson in writing:

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	2

2011 Sales Compensation Plan

•	Accurate “Account” Information including: Account name, Contacts, Total Revenue, Online Revenue.

•	Accurate “Opportunity” Information including: Opportunity name, Stage, Close Date, Software Subscription Revenue, Client Services Revenue, Training Revenue, Support Revenue.

•

Recording of all account prospecting activities including letters, emails, and phone calls. A facility has been provided for capturing this information at the Account level and the results will be monitored on a regular basis.

•

Bid Management Process: Demandware has provided a standard Term Sheet document through which should be used for communicating all commercial proposals to prospective customers. No commercial proposal should be communicated to a prospective customer until approval has been obtained by the relevant sales vice-president, the EVP Field Ops or the CFO.

4 COMPENSATION

A Salesperson’s compensation is comprised of three elements: (1) Annual Base Salary; (2) Commissions; and (3) Bonuses. The details regarding a Salesperson’s 2011 compensation are found each Salesperson’s CPS.

4.1 Annual Base Salary: The annual base salary is payable in accordance with the then current Demandware payroll policy.

4.2 Commissions: A commission is the percentage of production subscription fees payable to Demandware on an eligible transaction, to be paid to a Salesperson subject to certain conditions. No commissions will be paid on Client Service fees, Solution Support fees, Development Licenses, Training fees or on any third party services or products that may be resold by Demandware to a customer. To be eligible for commissions, the Salesperson must have registered the deal in salesforce.com and kept the information up to date throughout the sales cycle. In addition, the Salesperson must have made significant contributions to closing the deal, with such determination being made at the sole discretion of the EVP Field Ops. The conditions on when and how commissions are earned, the percentages at which they will be calculated, and when they will be paid are set out in this section. All calculations for commission and bonus purpose will be made on a fiscal year to date basis. The timing of the payment of earned commissions shall be as set forth herein.

4.2.1 Bookings Documentation: Commissions are earned based on booking an eligible order. An order is booked in accordance with the then-current Demandware bookings policy, which will prevail over any terms in this Plan. As of the effective date of this Plan, the following are key elements of the Demandware bookings policy: (i) Demandware must have received complete documentation from a customer and/or partner (descriptions of what comprises complete documentation are set out below); (ii) the documentation must contain no outstanding contingencies, acceptance criteria (except in the case of a Client Services implementation), extended payment terms or rights of return; and (iii) the Client Services engagement for the transaction (whether implemented by Demandware or a partner) must be scheduled to begin no more than 90 days from the date of signature and “Subscription Commencement” (as defined in the standard Demandware Master Subscription and Services Agreement (“MSA”)) must be no more than six months from the date of signature.

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	3

2011 Sales Compensation Plan

To be considered complete, copies of the following documentation must be signed by both Demandware and Customer:

•	MSA

•	MSA Order Form (Exhibit A to standard MSA)

•

Statement of Work (“SOW”) covering implementation of the website(s) for any project to be implemented by Demandware Client Services (whether directly or on a subcontracted basis). If applicable, documentation and other information validating the Anticipated Contract Value (as defined herein) of the booking.

If required by the customer, a bookable order requires the above together with a Purchase Order from the customer covering the Demandware products, services and support being purchased.

Final determination of booking status is made exclusively by the Chief Financial Officer. All non-standard agreements and/or payment terms must be approved by the EVP Field Ops and communicated to the Chief Financial Officer prior to any communication with the customer.

4.2.2 Commission Calculation: Calculation of the applicable commission is based on the following considerations: (i) the Salesperson’s year-to-date bookings achievement; (ii) whether the Salesperson has managed the deal as described in Section 3 above; and (iii) in any case, subject to the exclusions set forth in Section 4.2.3 below. A Salesperson’s commission rates are found in his/her CPS.

Commission/booking credit shall be determined based upon (i) the greater of (a) Average Contract Value or (b) Anticipated Contract Value. “Average Contract Value” means the minimum committed average annual production subscription fees for the first three years of the customer’s subscription for Demandware’s eCommerce Platform Services. “Anticipated Contract Value” means the anticipated production subscription fees Demandware actually expects to receive during for the first twelve months of the customer’s subscription for Demandware’s eCommerce Platform Services and will be determined by the CFO and EVP of Field Ops of Demandware and may be based upon, among other things, an analysis of the customer’s existing ecommerce business, the total amount of the customer’s first year’s annual gross merchandise value commitment to the reseller and input from the reseller (for indirect deals), and other factors within the CFO’s and EVP Field Ops’ discretion. With the exception of Channel Partner related deals, commission/booking credit shall not exceed 135% of the Average Contract Value. Average Contract Value and Anticipated Contract Value are referred to herein collectively as “Contract Value”.

Commissions shall be earned and paid in accordance with the following schedule:

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	4

2011 Sales Compensation Plan

Commission Schedule:

Commission Percentage to Quota	Commission Percentage Beyond Quota (Override)*	Premium Override**

Commission Rate for (i) Contract Value, and (ii) actual Production Subscription Fees received by Demandware during the first year of the subscription term in excess of Contract Value (see section 4.2.6 below)

x%	y%	z%

*	Override percentage will apply to all Contract Value bookings in excess of 100% quota achievement.
**	Premium override percentage will apply to all Contract Value bookings in excess of 100% quota achievement in the case where the Salesperson has closed at least four new customers in the current plan year with each having at least $240,000 booking value and a minimum contract term of three years.

4.2.3 Exclusions:

Exclusions: No commission will be paid:

•	For any transaction that has an eCommerce Platform Services Production subscription term of less than 36 months.

•

For transactions in which commission and booking credit is based upon Anticipated Contract Value, for eCommerce Platform Services Production Subscription fees beyond the first twelve months of the subscription.

•	For bookings which are signed or which achieve go-live subsequent to Salesperson leaving employment of Demandware.

4.2.4 Partner Sales: We envision the following two types of Partner sales at Demandware:

Channel Partners: Generally, these are arrangements whereby a service partner is delivering a broader service offering to their customers and they use Demandware as the eCommerce engine inside their offering. In this type of arrangement, the customer will contract with the Partner for all services and Demandware will contract in turn with the Partner for subscription or client services. Typically, once the Channel Partner is fully operational, they will sell, deploy and support Demandware customers with minimal reliance on Demandware. Examples of Channel Partners currently include eCommera, Netrada, Arvato and PFSweb. Commissions will be paid with respect to, and quota achievement will result from, Channel Partner deals only if the following conditions are met: (a) the Salesperson develops a lead that is passed to a Channel Partner by the Salesperson (sourcing the lead will be based upon the Salesperson registering the lead in Salesforce.com prior to the lead being provided to Demandware from any other source including the Channel Partner), (b) the Salesperson plays a substantial role in the sales process with respect to such lead, as determined by the EVP Field Ops in consultation with the VP of Business Development, and (c) the lead results in a sales transaction for the Company’s eCommerce Platform Services by the Channel Partner. In such circumstances, commissions will be calculated on net revenue to Demandware (that is, adjusted for, including without limitation, all discounts, royalties and partner referral fees applied). In all other circumstances, no

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	5

2011 Sales Compensation Plan

commissions will be paid with respect to, and no quota achievement will result from, any Channel Partner deals.

Alliance Partners: These are arrangements whereby Demandware will co-sell alongside a partner who is bringing additional services to the proposal including consultancy, implementation services or complementary software or services. In this type of arrangement, Demandware will contract with the customer, but may subcontract with the partner for certain aspects of the transaction or the partner may contract directly with the customer for certain products or services, including implementation services. Examples of Alliance Partners currently include Tachyon, Lyons Consulting Group, Sapient, T-Systems, Nexum and Javelin. In certain instances, in the discretion of the EVP Field Ops, commissions may be paid with respect to, and quota achievement may result from Alliance Partner business if (a) the VP N. America Sales or EVP Field Ops has assigned the Salesperson to such business and (b) the Salesperson has a substantial ongoing role in selling/closing the business. In such circumstances, commissions will be calculated on net revenue to Demandware (that is, adjusted for, including without limitation, all discounts, royalties and partner referral fees applied). In all other circumstances, no commissions will be paid with respect to, and no quota achievement will result from, any Alliance Partner deals.

4.2.5 Commission Rate Accelerator/Override: As per the table above, a Salesperson who achieves one hundred percent of their annual Contract Value quota will be eligible for future commissions at an increased, override commission rate that will apply to commissionable bookings over one hundred percent of the Salesperson’s annual quota. The specific percentages will be outlined in the Salesperson’s CPS.

4.2.6 Excess Year One Actual Production Subscription Fees: The Salesperson will also receive additional commission on booked eCommerce Platform Services transactions for actual production subscription fees payable to Demandware for the first year of the production subscription in excess of the Contract Value for such transaction. For example, for an eligible transaction with a booked Contract Value of $300,000, if, for the first subscription year, Demandware actually receives from the Customer $350,000 of production subscription fees, the Salesperson will be paid an excess production subscription fee commission on $50,000 ($350,000 actual minus $300,000 Contract Value). The commission percentage rate for excess year one production subscription fees will be as set forth in the Salesperson CPS.

4.3 Bonuses: In addition to the commissions outlined in Section 4.2, a Salesperson may achieve additional achievement compensation in the form of the bonuses outlined below.

For any transaction in which the final GMV rate band is at least as high as the below tables, a Salesperson will receive a bonus, in addition to any commissions earned, of $5,000.

US:

Annual Gross Merchandise Value (GMV)		GMV Rate
Min	Max	(%)
$0	$30M	3.0%
$30M	$60M	2.5%
$60M	$100M	2.0%
$100M	Beyond	1.5%

Europe:

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	6

2011 Sales Compensation Plan

Annual Gross Merchandise Value (GMV)		GMV Rate
Min	Max	(%)
€0	€20M	3.0%
€20M	€40M	2.5%
€40M	€75M	2.0%
€75M	Beyond	1.5%

4.4 Payments: Earned bonuses are paid quarterly in arrears based on criteria set forth in Section 4.3 above. The Salesperson must be employed by Demandware on the scheduled payment date. Earned commissions are paid according to the table below.

Type of Commission	Effective Date of MSA*	Subscription Commencement*	Conclusion of First Subscription Year**
Contract Value Commission	50%	50%	N/A
First Year Excess Production Subscription Fees Commission	N/A	N/A	100%

*	Payment will be made at the end of the first calendar month after calendar quarter in which Effective Date and Subscription Commencement occurs. The salesperson must be employed by Demandware when each event occurs to be eligible for the applicable payment.

**	Payment will be made at the end of the first calendar month after calendar quarter during which first year of production subscription commencement ends. The salesperson must be employed by Demandware on the payment date to be eligible for this payment.

For international sales, the currency exchange rate for commission payments will be set as of the date of payment by the customer.

5 QUOTA CREDIT

Full bookings credit is applied toward the Salesperson’s fiscal year sales quota on the same day bookings criteria are met, in the same amount on which Contract Value commissions are calculated.

6 INTERNAL PRICE ALLOCATION

For internal purposes (commission, quota calculation, revenue accounting, etc.), the allocation of total discount to the components of an order will be determined by the Chief Financial Officer under advisement of the EVP Field Ops. In general, this allocation will be based on the relative list prices of the items and company discount policy.

7 DEBOOKINGS

If an order is debooked, due to events such as non-payment, an amendment to the original transaction that results in a reduced Contract Value, or subscription commencement not occurring within twelve months of bookings date, any commissions due to or paid to the Salesperson are due back to Demandware. In addition, for transactions in which the booking credit is determined

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	7

2011 Sales Compensation Plan

based on the Anticipated Contract Value, if the actual production subscription fees actually payable to Demandware for the first year of the production subscription are less than the Anticipated Contract Value for such transaction, the difference will result in a debooked amount. At the discretion of the Company, the commissions may be collected by Demandware in the form of a payment made by the Salesperson, or by reduction of future commission payments. In addition, quota credit will be deducted for the debooked amount.

8 TERMINATION OF EMPLOYMENT

In the event of a Salesperson’s termination of employment with the Company, voluntary or involuntary, commissions for business booked under the Demandware booking policy prior to the termination date, but not yet paid to the Salesperson by Demandware, will be paid as follows:

(i)	As outlined in Section 4.4, Contract Value commission payments are payable following the Effective Date of the MSA and subscription commencement. In order to be eligible for payments due following the Effective Date, the Salesperson must have been employed by Demandware on the Effective Date. In order to be eligible for payments due upon subscription commencement, the Salesperson must be employed by Demandware at the time of production subscription.

(ii)	In order to be eligible for the first year excess production subscription fee commission, the Salesperson must be employed on the date of payment.

(iii)	All previous advances, company credit card charges, etc. will be reconciled. The Company reserves the right to withhold any amounts due to Salespersons for base pay, severance pay (if applicable), or any other pay to which the Salespersons may have otherwise been entitled as repayment of these amounts except as prohibited by law. Commission payments may be withheld for up to three (3) months after the Salesperson’s termination date to reconcile any debookings, revenue reversals, adjustments or any other money owed to the Company; provided, however, that this shall not limit in any way the Company’s right to seek recovery of any amounts owed to it by virtue of such debookings, revenue reversals, adjustments and similar items.

Demandware, Inc.	CONFIDENTIAL	Internal Use Only	8